Filer:
  Company Data:
    Company Name:  ProFutures Long/Short Growth Fund, L.P.

    IRS number:  74-2849862
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  11612 Bee Cave Road, Suite 100
                       Austin, Texas  78733
    Business Phone:    800-348-3601

    Filing Values:
        Form Type:  424B3
        SEC File Number:  000-25585


ProFutures, Inc., the General Partner of the Fund, is pleased to announce that John M. (Mike) Posey has become Vice President of Marketing of ProFutures effective June 1, 1999. Mr. Posey, born 1955, joined ProFutures in March 1997. He will oversee ProFutures marketing activities, including coordination of national sales efforts and investor relations. From March 1996 to February 1997, Mr. Posey was President of Life Partners, Inc., one of the largest viatical settlement firms in the United States. From May 1987 to February 1996, Mr. Posey served as President of Sterling Trust Company in Waco, Texas. Sterling Trust is a nationwide provider of self-directed trust services for IRA and qualified retirement plan clients. There, he was responsible for executive management of the company as well as new business development. During his nine years of leadership, trust assets in client accounts grew from $50 million to over $950 million. Mr. Posey is a Magna Cum Laude graduate of Baylor University, where he earned his Bachelor of Business Administration degree.


PROFUTURES LONG/SHORT GROWTH FUND, L.P.
Account Statement of Income (Loss)
For the Calendar Month of May 1999
(Prepared from Accounts Without Audit)


NET TRADING INCOME (LOSS):                                    May 31, 1999
                                                             --------------

   Realized Trading Gain (Loss)                              $     4,125.52
   Change in Unrealized Gain (Loss)                           (2,020,825.00)
   Less Broker Commissions                                         1,000.00
   Less Other Trading Fees                                           471.00
                                                             --------------

        NET TRADING INCOME (LOSS)                             (2,018,170.48)

   Interest Income                                               132,479.92
                                                             --------------

        NET INCOME (LOSS) BEFORE EXPENSES                     (1,885,690.56)
                                                             --------------

EXPENSES INCURRED OR ACCRUED:

   Professional Services                                           4,415.75
   ProFutures Management Fee                                      79,864.76
   Change in Incentive Fee                                       (91,556.91)
   Other Expenses                                                  1,219.80
                                                             --------------

        NET EXPENSES                                              (6,056.60)
                                                             --------------

NET INCOME (LOSS) FOR THE PERIOD                             $(1,879,633.96)
                                                             ==============

STATEMENT OF CHANGES IN NET ASSET VALUE (N.A.V.)

N.A.V., Beginning of Period                                  $33,745,671.33
Partners' Additions                                            2,863,542.19
Partners' Redemptions                                            (98,306.30)
Net Income (Loss) for the Period                              (1,879,633.96)
                                                             --------------

N.A.V., End of Period                                        $34,631,273.26
                                                             ==============

Percentage Increase (Decrease)                                        (5.57)%
                                                             ==============

Per Unit Value                                               $     1,823.21
                                                             ==============


THIS STATEMENT IS ACCURATE AND COMPLETE TO THE BEST OF MY KNOWLEDGE:



/s/ Gary D. Halbert
GARY D. HALBERT
PRESIDENT OF PROFUTURES, INC.
GENERAL PARTNER FOR PROFUTURES LONG/SHORT GROWTH FUND, L.P.